Exhibit 99.1

KalVista Pharmaceuticals Announces Pricing of Public Offering of Common Stock

Cambridge, MA and Salisbury, UK September 6, 2018 – KalVista Pharmaceuticals, Inc. (Nasdaq: KALV), a clinical stage pharmaceutical company focused on the discovery, development and commercialization of small molecule protease inhibitors, today announced the pricing of its underwritten public offering of 4,000,000 shares of its common stock at a price to the public of $17.00 per share. The gross proceeds to KalVista from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by KalVista, are expected to be approximately $68.0 million. In addition, KalVista has granted the underwriters a 30-day over-allotment option to purchase up to an additional 600,000 shares of common stock. The offering is expected to close on September 10, 2018, subject to customary closing conditions.

Jefferies LLC, Stifel, Nicolaus & Company, Incorporated and Cantor Fitzgerald & Co. are acting as the joint book-running managers for the offering. Roth Capital Partners is acting as co-manager.

KalVista intends to use the net proceeds from this offering to fund late-stage development of KVD900, including beyond anticipated Phase 3 data and a potential larger Phase 2 trial and other activities to accelerate the timeline for a new drug application, and to support accelerated development of additional hereditary angioedema (HAE) and oral diabetic macular edema (DME) programs. The focus of the additional HAE program will be on a novel compound for prophylactic use. The remainder of the net proceeds, if any, will be used for general corporate purposes.

The public offering is being made pursuant to a shelf registration statement (File No. 333-217009) on Form S-3 that was filed by KalVista with the Securities and Exchange Commission (“SEC”) on March 29, 2017, amended on April 27, 2017 and declared effective by the SEC on April 28, 2017. A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. A copy of the final prospectus relating to the offering, when available, may be obtained by contacting Jefferies, LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, New York 10022, by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com; Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at 415-364-2720 or by email at syndprospectus@stifel.com; or Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 6th Floor, New York, NY 10022 or by email at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KalVista Pharmaceuticals, Inc.

KalVista Pharmaceuticals, Inc. is a pharmaceutical company focused on the discovery, development, and commercialization of small molecule protease inhibitors for diseases with significant unmet need. The initial focus is on inhibitors of plasma kallikrein, which is an important component of the body’s inflammatory response and which, in excess, can lead to increased vascular permeability, edema and inflammation. KalVista has developed a proprietary portfolio of novel, small molecule plasma kallikrein inhibitors initially targeting hereditary angioedema (HAE) and diabetic macular edema (DME). The Company has created a structurally diverse portfolio of oral plasma kallikrein inhibitors and is advancing multiple drug candidates into Phase 1 clinical trials for HAE. The Company has selected KVD900 as its program to be advanced as an on-demand therapy for acute HAE attacks, and anticipates commencing a Phase 2 proof-of-concept study in HAE patients in late 2018. In DME, KalVista’s most advanced program, an intravitreally administered plasma kallikrein inhibitor known as KVD001, began a Phase 2 clinical trial in 2017 that is anticipated to report data in the second half of 2019.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the expected gross proceeds and completion of the offering, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in KalVista’s filings with the SEC, the prospectus related to the offering, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect KalVista’s results of operations, which would, in turn, have a significant and adverse impact on KalVista’s stock price. KalVista cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. KalVista undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:

KalVista Pharmaceuticals

Leah Monteiro, Corporate Communications

857-999-0808

lmm@KalVista.com